Exhibit 10.52

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between John Textor (“Executive”) and fuboTV Inc., a Florida corporation (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive signed an Employment Agreement with the Company (f/k/a Recall Studios, Inc.), dated August 8, 2018 (the “Employment Agreement”);

WHEREAS, Executive served as the Chief Executive Officer of the Company until he resigned from such position on or about April 1, 2020, after which he remained the Company’s Executive Chairman and a member of the Company’s board of directors;

WHEREAS, Executive resigned from his position as Executive Chairman of the Company on or about April 29, 2020, after which time he became Head of Studio of the Company and remained a director;

WHEREAS, Executive resigned as a director of the Company as of July 31, 2020;

WHEREAS, Executive resigned with Good Reason (as defined in the Employment Agreement) as Head of Studio of the Company and from any and all other positions with the Company and its subsidiaries effective as October 30, 2020 (the “Resignation Date”);

WHEREAS, Executive signed an Indemnification Agreement with the Company dated April 3, 2020 (the “Indemnification Agreement”); and

WHEREAS, the Parties wish to part ways amicably and resolve any and all potential disputes, claims, complaints, grievances, charges, actions, petitions, and demands that a Party may have against the other, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with the Company, his relationship with the Company, his service as Executive Chairman of the Company and as a director of the Company, his financial transactions with the Company, and any other matters and actions arising prior to the Effective Date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.       Consideration. In consideration of Executive’s execution of this Agreement, and provided that Executive does not revoke the Agreement under Section 6 below, the Company agrees as follows:

a.       Payment. The Company shall pay Executive a total of Five Hundred Thousand Dollars ($500,000) payable in a single lump sum within thirty (30) days following the Resignation Date. The Company will issue Executive an IRS Form 1099 for the payments set forth in this Section 1.a.

b.       Acknowledgments. Executive specifically acknowledges and agrees that the consideration provided to Executive hereunder fully satisfies any obligation that the Company or any other Releasee (as defined herein) has to pay Executive wages or any other compensation for any of the services that Executive rendered to the Company or any other Releasee, that the payment satisfies in full any obligations of the Company or any other Releasee under the Employment Agreement, that the amount paid is in excess of any disputed wage claim that Executive may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company or any other Releasee.

2.       Resignation. Effective as of the Resignation Date, Executive agrees that he will be considered to have resigned from any and all positions he holds as a director or employee of, or other affiliation with, the Company or any of its affiliates or subsidiaries or the respective boards of directors thereof. Following the Effective Date, Executive shall no longer hold himself out or act as a representative of the Company, and he shall promptly direct and forward any inquiries and other communications he receives that pertain to the Company to the Company’s General Counsel. Notwithstanding the foregoing and subject to applicable law, nothing in this Agreement shall be construed to limit, in any way, Executive’s right to refer to his past professional association and accomplishments with the Company or his continuing interests as a shareholder of the Company. In addition, the Company shall use commercially reasonable efforts to provide Executive with executive producer and creative credits on all publications and media related to “Virtual Boxing” (and all derivations thereof).

3.       Benefits. Executive acknowledges that to the extent he was entitled to participate in any benefit programs or plans, or receive any other employment benefits, as a result of his position(s) with the Company or any subsidiary or affiliate, including, but not limited to, vesting in stock options or other equity, health insurance, and the accrual of bonuses, vacation, and paid time off, such benefits shall cease no later than the Resignation Date. Nothing in this Agreement shall affect Executive’s rights as a shareholder of the Company.

4.       Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement and except as expressly set forth herein, the Company and the other Releasees have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Except as expressly set forth herein, Exeutive acknowledges and represents that no monies are payable to Executive or any entity with which Executive is affiliated as reimbursement, debt or otherwise. For the sake of clarity, the Company and Executive hereby acknowledge and agree that Executive may have claims to certain payments, reimbursements and accrued benefits, which he is hereby agreeing to waive in exchange for the payment set forth in Section 1(a) hereof.

5.       Mutual Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, parents and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.       any and all claims relating to or arising from Executive’s relationship with the Company, Recall, or any other affiliate, subsidiary, or predecessor or successor corporation of the Company, and the termination of those relationships;

b.       any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company or any Releasee, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.       any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.       any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York Executive Law; the New York Workers’ Compensation Law; the New York Civil Practice Law and Rules; the New York Judiciary Law; the New York Correction Law; the New York Labor Law; the New York Minimum Wage Act; the New York State Civil Rights Law; the New York City Administrative Code; Florida Civil Human Rights Act; The Florida AIDS Act; Florida Wage Discrimination Law; Florida Equal Pay Law; Florida Whistleblower Protection Law; Florida Wage Payment Laws; Military Leave Non-Discrimination Law; Florida Minimum Wage Law; Florida Right to Work Law; Florida Wage Payment Law; Florida Workers Compensation retaliation provision; Florida Domestic Violence Leave law; and Florida Law on Wages/Hours/Payroll;

e.       any and all claims for violation of the federal or any state constitution;

f.       any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.       any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.       any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (and Executive does not release): (i) any obligations incurred under this Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, applicable law or otherwise or any rights under the Indemnification Agreement, or (iii) any rights Executive may have as a shareholder or holder of equity or other securities of the Company or its affiliates. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right Executive may have to unemployment compensation benefits or workers’ compensation benefits. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

The Company hereby and forever releases Executive from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any known claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind that the Company may possess against Executive arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, other than claims for fraud which have a material adverse effect on the Company. The Company hereby represents that it not aware (based upon reasonable investigation) of any claims or causes of action, including, without limitation, any claims for fraud, that the Company or any Release may have against Executive.

6.       Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.       No Pending or Future Lawsuits; Pending Litigations. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Other than as set forth on Exhibit A, Executive represents that Executive is not aware of any pending lawsuits, claims or actions against the Company or any of the Releasees or any fact or circumstances which could reasonably be expected to give rise to a lawsuit, claim or action against the Company or any of the other Releasees.

8.       Trade Secrets and Confidential Information/Company Property. Executive agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company, Recall, or any of the Company’s subsidiaries, affiliates, or predecessor corporations. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive has called or with whom Executive became acquainted during the period of Executive’s relationship with Recall, the Company, or any of the Company’s subsidiaries, affiliates, or predecessor corporations), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Executive by the Company, Recall, or any affiliate, subsidiary, or predecessor corporation of the Company, either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof or information that is the product of Executive’s general knowledge, education, training and/or experience. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this paragraph. Executive represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party. Executive shall retain and not destroy without obtaining the prior written consent of Company any and all documents in his possession or control whether in electronic or hard copy form, incorporating or including Confidential Information of the Company or any of its affiliates, subsidiaries, or predecessor corporations, and to make such documents available in a timely manner as Company may reasonably request.

9.       Assignment of Intellectual Property. To the fullest extent permitted by the laws of the State of Florida, and the Copyright Act, Executive agrees that all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Executive may have solely or jointly authored, conceived, developed, or reduced to practice as a result of his services to the Company, Recall, or any affiliate, subsidiary, or predecessor corporation of the Company, or with the use of the Company’s, Recall’s, or any affiliate’s, subsidiary’s, or predecessor corporation’s equipment, supplies, facilities, or Confidential Information (collectively, “Inventions”), are the sole property of the Company. Executive also agrees to assign, and hereby irrevocably assigns fully to the Company, all of Executive’s right, title and interest in and to Inventions. Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of and during the period of his relationship with the Company, Recall, or any affiliate, subsidiary, or predecessor corporation of the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty, other consideration, or attribution will be due to Executive as a result of the Company’s efforts to commercialize or market any such Inventions. Executive further agrees to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions.

Notwithstanding the foregoing or anything herein to the contrary, the Company hereby acknowledges and agrees that Executive shall have the exclusive right to the intellectual property described on Exhibit B hereto (the “Textor IP”) and the Company hereby waives all right, title and interest in and to the Textor IP. Further, Executive shall retain all rights to all inventions and intellectual property for which no equipment, supplies, facility, confidential information or trade secret information of the Company was used.

10.       Restrictive Covenants. Executive reaffirms and agrees to observe and abide by the terms of Section 6 of the Employment Agreement, which survive this Agreement in full force and effect. The Restricted Period for purposes of Section 6(a)(1) of the Employment Agreement shall be twelve (12) months from the Resignation Date. Executive specifically acknowledges and agrees that any violation of the covenants set forth in Section 6 of the Employment Agreement, following written notice to Executive and a reasonable opportunity to cure, shall constitute a material breach of this Agreement.

11.       No Cooperation. For the twenty-four (24) month period following the Execution Date, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If, during the twenty-four (24) month period following the Execution Date, Executive is approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Company, Executive shall state no more than that Executive cannot provide counsel or assistance.

12.       Cooperation; and Non-disparagement. In addition to Executive’s obligations under Section 5 of the Employment Agreement and pursuant to the Indemnification Agreement, Executive agrees to cooperate with Company and the Board and to make himself available for purpose of providing cooperation and assistance as may be reasonably request from time to time and in a timely manner, including without litmiation, responding to shareholder inquiries and in connection with pending claims and litigations. Each of Executive and the Company agree to refrain from any disparagement, defamation, libel, or slander of the other Party. Notwithstanding the foregoing, nothing in this Section 12 shall prevent any person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him or it; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.

The Company will provide Executive with advance review of, and the opportunity to comment on, any press release and related Current Report on Form 8-K to be made or filed by the Company in connection with the termination of Executive’s employment prior to its release or filing.

13.       No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

14.       Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15.       ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN NEW YORK, NEW YORK BEFORE JAMS UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND NEW YORK LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH FLORIDA LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL FLORIDA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH FLORIDA LAW, FLORIDA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES. THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

16.       Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

17.       Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.       Protected Activity. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

19.       Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A, in all cases, so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A. The Parties agree that Executive’s termination of employment on the Termination Date constitutes a “separation from service” within the meaning of Section 409A. The Parties further acknowledge that Executive is a “specified employee” within the meaning of Section 409A, and therefore the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which means that Executive will receive payment of the Deferral Payments on the date that is six months and one day following Executive’s separation from service, or, if earlier, Executive’s death (such date, the “Delayed Payment Date”). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If the Company notifies Executive (with specificity as to the reason therefor) that the Company believes that any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A and Executive concurs with such belief or Executive independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A. “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

20.       No Representations. Executive represents that Executive has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.       Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.       Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company, Recall, or any other subsidiary or affiliated entity, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, Recall, or any subsidiary or affiliate of the Company, including the Employment Agreement, with the exception of Sections 6, 7, 9, 10, 11, 12, 14, 17, 18, and 19 of the Employment Agreement, , the Waiver to License Agreement signed by Executive and the Company on or about August 3, 2020, and the Indemnification Agreement.

23.       No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

24.       Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of New York.

25.       Execution Date. Executive understands that this Agreement shall be null and void if not executed by Executive, and returned to the Company, within the twenty-one (21) day period set forth above. Executive has seven (7) days after Executive signs this Agreement to revoke it. This Agreement will become effective as of the date last signed indicated below (the “Execution Date”) e, so long as it has been signed by the Parties and has not been revoked by Executive during the eight day period after execution hereof by the Executive.

26.       Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

27.       Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

JOHN TEXTOR, an individual

Dated: 12/1/2020	/s/ John Textor
John Textor

fuboTV Inc.

Dated: 12/1/2020	By	/s/ Gina Sheldon
Gina Sheldon
General Counsel and Corporate Secretary

Exhibit A – Claims, Litigations, etc.

Andrew Kriss and Eric Lerner v. Facebank Group Inc., et. al. filed on or about June 29, 2020 in the Supreme Court of the State of New York, Nassau County

Exhibit B

Textor IP

1.	Any and all trademarks including the word ‘facebank’, including but not limited to applications and registrations on file with the U.S. Patent and Trademark Office:

a.	Serial #86887241: IC 009. US 021 023 026 036 038. G & S: Computer software for compiling, storing, processing, transmitting, managing, and distributing an online and offline electronic database of two dimensional and three dimensional digital assets and images of individuals, personal features of individuals, animals, characters, landmarks and nature; offline electronic database of two dimensional and three dimensional digital assets and images of individuals, personal features of individuals, animals, characters, landmarks and nature recorded on hard media

b.	Registration #6155189: IC 045. US 100 101. G & S: Licensing of personal digital likenesses; licensing of intellectual property in the field of rights of publicity. FIRST USE: 20190731. FIRST USE IN COMMERCE: 20190731

c.	Serial #88698567: IC 041. US 100 101 107. G & S: Entertainment services, namely, providing online non-downloadable images namely digital likenesses of celebrities for use in live entertainment, video and cinematic performances, virtual reality, augmented reality, social networking, gaming, and mobile and interactive entertainment

d.	Serial # 88698577: IC 042. US 100 101. G & S: Online non-downloadable software for compiling, storing, processing, transmitting, managing, and distributing an online and offline electronic database of two dimensional and three dimensional digital assets and images of individuals, personal features of individuals, animals, characters, landmarks and nature; commercial art design services for the preparation of personal digital likenesses; photogrammetry scanning services.

2.	Any and all general business concepts and ideas relating to the above described marks, including all ideas and business plans developed under the name ‘Facebank’, beginning in the year 2015 and continuing into the present, generally relating to the creation of a ‘virtual bank’ focused on the capture, protecton and delivery of the personal digital likeness assets of celebrities and consumers.

3.	Specific proprietary applications developed in connection with the Facebank business concept, including but not limited to the following:

a.	Face_It (temporary name) - a voter registration and election system, relying principally on facial recognition technologies and blockcain security protocols, to secure and distribute an election ballot as the intellectual property of the individual voter;

b.	Face_Flix (temporary name) – an optical and thermal imaging facial recognition system which supports the digital distribution and exhibition of feature film (and other pay per view) content to homes and non-theater distribution, e-commerce enabled to allow content owners to recognize actual human viewer counts and invoice on a per-head basis.

Notwithstanding the foregoing, and for the avoidance of doubt, Textor acknowledges and agrees that the specific intellectual property rights (if any) covering the production of computer-generated human characters and the distribution and exploitation thereof via virtual entertainment media platforms developed by Textor during the period from August 2018 through the Execution Date, either directly or through an affiliated entity through which Textor’s services for the Company were performed, are intellectual property rights of the Company. For the sake of clarity, nothing set forth in this paragraph, the Agreement or otherwise shall create, or be deemed to create, any restriction on Textor beyond those expressly stated in the Agreement or in the Employment Agreement, including, without limitation, any non-competition covenant (other than for the duration and within the scope set forth in Section 6 of the Employment Agreement).

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